Exhibit 10.22

EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT

This Agreement is made and entered into as of 15th day of December, 2005, by and between SCIENTIFIC GAMES CORPORATION, a Delaware corporation (hereinafter called the “Company”), and Mr. Ira H. Raphaelson (hereinafter called “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain and the Executive desires to provide services to the Company as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             EMPLOYMENT; TERM. The Company agrees to employ the Executive and the Executive agrees to accept employment with the Company commencing as of February 1, 2006 (the “Commencement Date”) in the position of Vice President and General Counsel for the Company and its subsidiaries upon the terms and conditions hereinafter set forth. The term of Executive’s employment is subject to termination by the Company at any time without Cause (as defined in Section 5(a) hereof) upon sixty (60) days’ written notice, subject to Executive’s right to receive the applicable severance benefits described herein. Except as otherwise provided herein (including Section 8 hereof), Executive may terminate his employment with the Company upon sixty (60) days’ prior written notice or such shorter period as the Company may allow. Except as otherwise provided herein, no severance benefits shall be due in the event of Executive’s voluntary termination of employment hereunder. The term of this Agreement shall be for three (3) years following the Commencement Date (the “Term”); provided, however, that the Term shall be extended automatically without further action by either party by one additional year (added to the end of the Term), and then on each succeeding annual anniversary thereafter, unless either party shall have given written notice to the other party prior to the date which is one hundred twenty (120) days prior to the date upon which such extension would otherwise have become effective electing not to further extend the Term, in which case Executive’s employment shall terminate on the date upon which such extension would otherwise have become effective, unless earlier terminated pursuant to the terms of the agreement.

2.             DUTIES. During the Term, the Executive will serve as Vice President and General Counsel of the Company, and as an officer of such subsidiaries and affiliates of the Company as the Board of Directors of the Company (the “Board”) shall determine. In such capacities, the Executive shall perform such duties and shall have such responsibilities as are normally associated with such positions and as otherwise may be assigned to the Executive from time to time by or upon the authority of the Board. Subject to Section 8(a), Executive’s functions, duties and responsibilities are subject to reasonable changes as the Company may in good faith determine. The Executive hereby agrees to accept such employment and to serve the Company to the best of his ability in such capacities, devoting substantially all of his business time to such employment.

3.             COMPENSATION.

(a)           As compensation to the Executive for performance of the services required hereunder and as consideration for his execution and delivery of this Agreement, the Company shall pay or provide, as applicable, to him and the Executive agrees to accept, the following salary and other compensation and benefits:

(i)            Base Salary.  Effective as of the Commencement Date, the Company shall pay to the Executive an initial base salary, payable in equal installments not less frequently than monthly, at the rate of $450,000 per annum (such annual salary, increased from time to time at the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”) is hereinafter referred to as “Base Salary”);

(ii)           Annual Bonus.  Commencing with the fiscal year of the Company (“Fiscal Year”) in which the Commencement Date occurs, the Executive shall have the opportunity to earn a bonus for each Fiscal Year (an “Annual Bonus”) as recommended by the Compensation Committee and in accordance with the Company’s Management Incentive Compensation Program or any successor incentive compensation plan from time to time maintained by the Company for senior executive officers (the “Bonus Plan”).  The target amount of each annual bonus shall be equal to sixty six percent (66%) of Base Salary upon attainment of certain “target” performance goals as determined by the Compensation Committee (the “Target Bonus”) and the maximum amount of any such Annual Bonus in any Fiscal Year shall be one hundred thirty three percent (133%) of Base Salary (the “Maximum Bonus”);

(iii)          Stock Options.  The Company shall grant to the Executive an option to purchase 200,000 shares of Company common stock as of the Commencement Date (the “Grant Date”) at an exercise price equal to the fair market value of Company common stock on the Grant Date (the “Stock Option”).  Such Stock Option shall be granted under and subject to the terms and conditions of the Company’s 2003 Incentive Compensation Plan, as Amended and Restated (the “Equity Plan”) and the individual stock option agreement to be entered into by and between the Company and the Executive (the “Stock Option Agreement”).  The Stock Option Agreement shall provide that the Stock Option shall vest with respect to twenty percent (20%) of the shares of common stock subject to such Stock Option on each of the first five anniversaries of the Grant Date, subject to certain provisions relating to accelerated vesting and forfeiture as described in this Agreement, the Stock Option Agreement or the Equity Plan.  For each year during the Term, the Company shall grant to the Executive an option to purchase additional shares of common stock pursuant to the Bonus Plan.

(iv)          Restricted Stock Units.  The Company shall grant to the Executive on the Grant Date 95,795 restricted stock units (the “RSU Grant”).  Such Restricted Stock Units shall be granted under and subject to the terms and conditions of the Equity Plan and the individual restricted stock unit agreement to be entered into by and between the Company and the Executive (the “RSU Agreement”).  The RSU Agreement shall provide that the RSU Grant shall vest and shares of Company common stock shall become deliverable with respect to twenty percent (20%) of the shares of common stock subject to the RSU Grant on each of the first five anniversaries of the Grant Date, subject to certain provisions relating to accelerated vesting and forfeiture as described in this Agreement, the RSU Agreement and the Equity Plan.  For each year during the Term, the Company shall grant to the Executive additional restricted stock units pursuant to the Bonus Plan.

(b)           Welfare and Fringe Benefits.  The Executive shall be offered and shall be permitted to participate in disability, medical, hospitalization, health, life and accident insurance plans and other fringe benefit plans upon terms and conditions and at coverage levels substantially equivalent, taken as a whole, to those currently provided to similarly situated executives of the Company.

(c)           Retirement Benefits.  The Executive shall be entitled during the Term and thereafter to participate in any retirement, savings or other plans of the Company as and to the same extent as is generally available to the similarly situated executives of the Company.

(d)           Housing and Transportation Allowance.  The Executive shall be entitled to receive a monthly transportation and housing allowance of $6,000 for expenses related to transportation and an apartment used by the Executive in New York City.

(e)           Vacation.  The Executive shall receive four (4) weeks of paid vacation annually, subject to the terms of the Company’s vacation policies as they relate to  executive officers from time to time.

4.             INDEMNITY, PROFESSIONAL AND OFFICERS LIABILITY INSURANCE.

(a)           Indemnity. The Company agrees to indemnify and hold harmless Executive from all liability and costs incurred (including reasonable attorney’s fees and disbursements) as a consequence of claims by third parties, whether or not derivatively on behalf of the Company resulting from or growing out of Executive’s status as or as a result of his having been an officer or director of (or counsel to) the Company or any affiliate thereof, to the full extent permitted by law. In no event shall the terms, provisions and conditions of the indemnity provided for hereunder be less than the same as those presently provided for under the Certificate of Incorporation and By-Laws of the Company. Said terms, provisions and conditions of indemnity shall remain an independent, contractual obligation of the Company to Executive from and after the date hereof regardless of how the Company might hereafter amend or change its Certificate of Incorporation or By-Laws to provide for different terms, conditions and provisions of indemnity for other officers and directors of the Company. In the event the Company should amend its Certificate of Incorporation or Bylaws to provide for different terms, conditions and provisions of indemnity after the effective date hereof, Executive shall be notified in writing of the change. Executive shall thereafter have thirty (30) days to elect in writing to accept the changed conditions of indemnity as a modification to the Company’s contractual obligation hereunder or to continue under the terms of indemnity as provided for herein. The Company’s agreement to provide indemnity hereunder shall survive the termination of this contract regardless of the cause of termination. The Company shall advance promptly as incurred reasonable fees and disbursements of counsel for Executive in defending Executive against any claims for which the Company would be so required to indemnify Executive provided (i) Executive shall otherwise comply with such mandatory requirements of Delaware law as may be required for such indemnification and (ii) Executive shall cause his counsel to cooperate fully in good faith with such requests as the Company or its counsel may reasonably make in order to endeavor to keep such legal fees at a minimum level consistent with an adequate defense of Executive.

(b)           Officers and Directors’ Liability Insurance. The Company agrees to provide, at no expense to the Executive, insurance insuring Executive in his capacity as an officer and/or director of the Company and its affiliates in such form and amount substantially equal to that presently maintained by the Company for or covering its executive officers and directors or in such other form and amount as Executive and Company may, from time to time, in good faith agree are reasonable and appropriate for executive officers and directors of corporations substantially similar in size to the Company.

5.             TERMINATION OF EMPLOYMENT BY COMPANY FOR CAUSE.

(a)           Termination of Employment.  The Company may terminate Executive’s employment at any time for “Cause” but only after written Notice of Termination (as defined below) as approved by the Chief Executive Officer of the Company specifying the cause of such action shall be rendered to Executive. For purposes of this Agreement, “Cause” shall mean: conviction of a felony, material violation of material provision of the Company’s Code of Ethics, commission of an act or acts of dishonesty on the part of Executive when such acts are intended to result, directly or indirectly, in substantial wrongful gain or substantial wrongful personal enrichment of Executive at the expense of the Company; or the engaging by Executive in willful misconduct materially injurious to the Company with respect to which (x) Executive knew or reasonably should have known that such conduct would result in material financial injury to the Company, (y) such conduct actually results in material financial injury to the Company, and (z) such damage is not cured (if the same is reasonably susceptible to cure) within a reasonable time following receipt by Executive of written notice thereof from the Company referring to this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive written notice (a) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment (the “Statement of Cause”), and (b) stating that as a result, Executive is being terminated for Cause and the specific termination provision in this Agreement being relied upon (collectively with the Statement of Cause, a “Notice of Termination”). For purposes of this Agreement, no such purported termination shall be effective without Notice of Termination.

(b)           Payment upon Termination.  Following the Executive’s date of termination of employment (the “Termination Date”) for Cause, the Executive shall not be entitled to receive any additional compensation or benefits under this Agreement except as follows.  Accordingly, the Executive shall be entitled to receive

(i)        payment of any earned but unpaid Base Salary,

(ii)       any earned, but unpaid, Annual Bonus for any Fiscal Year that ended prior to the Fiscal Year in which the Termination Date occurs,

(iii)      the cash equivalent of any accrued, but unused, vacation; and

(iv)      Any vested and accrued employee benefits, subject to the terms of the applicable employee benefit plans.

The payments and benefits described in (i), (ii), (iii) and (iv) shall be referred to in this Agreement as the “Accrued Obligations”. In all events, the amounts payable under subparagraphs 5(b)(i), (ii) and (iii) shall be paid within thirty (30) days following the Termination Date irrespective of the reason for termination of employment.

Any unvested equity awards shall be forfeited as of the Termination Date.  Any vested stock options shall terminate as of the Termination Date. The Executive shall not be entitled to receive any severance pay in the event of termination pursuant to this Section 5 for Cause.

6.             TERMINATION OF EMPLOYMENT IN THE EVENT OF EXECUTIVE’S DISABILITY.

(a)           Termination of Employment.  Executive and the Company agree that Executive may not reasonably be expected to be able to perform his duties and the essential functions of his office if Executive shall have been permanently disabled (as defined below) or absent from his duties with the Company, or not otherwise be performing the duties of his office due to physical or mental illness constituting a disability.  For purposes of this Agreement, “Disability” shall mean that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or an affiliate of the Company.

(b)           Payment Upon Termination.  If, within thirty (30) days after written notice of intent to terminate is given by the Company, Executive shall not have returned to the full time performance of his duties, Executive’s employment shall be terminated for “Disability,” in which event Executive shall not be entitled to receive severance benefits under this Agreement and Executive shall be compensated pursuant to the provisions of this Section 6 as follows: (i) Executive shall be entitled to receive payment of all Accrued Obligations, (ii) Executive’s Base Salary shall continue at the level as provided in Section 3(a) for a period of twelve (12) months from the date of the Notice of Termination. All disability, life and medical insurance provided by the Company prior to termination shall continue for a period of twelve (12) months following the Termination Date. In addition, all outstanding stock options held by the Executive, whether vested or unvested, shall become vested and exercisable as of the Termination Date and shall remain exercisable until the earlier of the expiration of the original term of the stock option or three months following the Termination Date.  All restricted stock units shall become vested and shares of Company common stock shall become deliverable to the Executive as of the Termination Date.  All bonuses that vested prior to or that will vest upon termination, together with that portion of any Target Bonus (whether or not vested) for the then-current Fiscal Year prorated to the Termination Date (based upon performance against target through the applicable measurement date) shall become payable to the Executive within ten business days following the Termination Date. Payments of Base Salary under this Section 6 shall be reduced by any disability payments provided Executive as a result of any Company-sponsored disability plan providing benefits to Executive, if the payments to Executive hereunder and thereunder would exceed one hundred percent (100%) of Executive’s Base Salary. Executive’s employment shall not be terminable under this Section 6 if Executive is absent from his duties upon a bona fide leave of absence granted by the Company other than pursuant to physical or mental illness.

7.             TERMINATION OF EMPLOYMENT IN THE EVENT OF DEATH DURING EMPLOYMENT.

(a)           Termination and Payment.  If the Executive dies during the term of this Agreement, the Company shall pay to the last beneficiary designated by the Executive by written notice to the Company or, failing such designation, to Executive’s estate, all Accrued Obligations, plus a lump sum death benefit equal to six (6) months of Executive’s Base Salary. The Executive’s estate shall also be entitled to receive a pro rata portion of the Executive’s Target Bonus for the year of termination of employment through the date of death. In addition, all outstanding stock options held by the Executive, whether vested or unvested, shall become vested and exercisable as of the date of death and shall remain exercisable until the earlier of the expiration of the original term of the stock option or the first anniversary of the date of death.  All restricted stock units shall become vested and shares of Company common stock shall become deliverable to the Executive as of the date of death.

(b)           Designation of Beneficiary.  The Executive shall have the right to name, from time to time, any one person as beneficiary hereunder or, with the consent of the Board, he may make other forms of designation of beneficiary or beneficiaries. The Executive’s designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in this Section 7 in full discharge and release of the Company of and from any further obligations under this Agreement (other than to pay compensation or benefits which accrued prior to the date of such termination).

8.             TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR IN CONNECTION WITH CONSTRUCTIVE TERMINATION.

(a)           Termination of Employment.  Should the Company (i) change the location of Executive’s office or of the Company’s principal executive offices from the existing location in New York, NY to a place not within forty (40) miles of the existing location in New York, NY, or change the location of Executive’s office to a location other than the location of the Company’s principal executive office, (ii) fail to appoint or reappoint Executive to the office and position Executive holds by virtue of this Agreement or such other position held immediately prior to any Notice of Termination (or to a higher or equivalent office and position to which Executive agrees in writing, such agreement not to be unreasonably withheld) (provided, a notice not to extend under Section 1 hereof shall not be deemed such a failure), (iii) make any reduction in Executive’s Base Salary, (iv) fail to obtain the express written assumption of this Agreement by any successor of the Company or any assignee of all or substantially all of its assets at or prior to such succession or assignment (such succession or assignment not relieving the Company of any liability hereunder), (v) breach this Agreement in any material respect which is not cured within fifteen (15) days after written notice from Executive to the Company, Executive shall be entitled to terminate his employment, effective immediately, and receive severance benefits under this Agreement as set forth in the remainder of this Section 8 upon the giving of written notice of termination from Executive to the Company (unless in any case referred to in the preceding clauses (i) through (v), the Company shall at such time have grounds to terminate Executive for Cause and shall have delivered to Executive a copy of the Statement of Cause contemplated by Section 5 hereof, except that such written notice is not accompanied by a Notice of Termination.)

(b)           Payment Upon Termination.  The Company shall pay to Executive as severance benefits under this Section 8:

(i)            All Accrued Obligations within thirty days following the Termination Date (except to the extent that any Accrued Obligation constitutes the provision of a benefit that, by its terms, cannot be paid or performed within such thirty (30) day period);

(ii)           No later than March 15 following the end of the Fiscal Year in which the Termination Date occurs, the pro rata portion of any Annual Bonus which would have been payable to Executive had Executive remained in employment with the Company during the entire year in which the Termination Date occurred (Pro rata calculations under Section 6, Section 7 and Section 8 of this Agreement shall be determined by multiplying a fraction, the numerator of which is the number of whole months in such year prior to the Termination Date and the denominator of which is twelve, times the Annual Bonus which would have been payable to Executive had the Executive remained employed with the Company; and

(iii)          Commencing on the six-month anniversary of the Termination Date, a sum each month for a period of twenty-four months, equal to the highest amount of monthly Base Salary in effect at any time during the term of this Agreement.

(iv)          All outstanding stock options held by the Executive, whether vested or unvested, shall become vested and exercisable as of the Termination Date and shall remain exercisable until the earlier of the expiration of the original term of the stock option or three months following the Termination Date.  All restricted stock units shall become vested and shares of Company common stock shall become deliverable to the Executive as of the Termination Date.

(c)           As a further severance benefit, the Company, at its expense, shall maintain in full force and effect, for Executive’s continued benefit until the earliest of (i) twenty-four months following the Termination Date (the “Severance Payment Period”), (ii) eighteen months after Executive’s Termination Date if at such time Executive is uninsurable under the Company’s life, accident, medical and dental insurance plans, or (iii) the date Executive becomes entitled to participate in similar plans, programs or arrangements provided by Executive’s subsequent employer: all life, accident, medical and dental insurance benefit plans and programs or arrangements in which Executive was entitled to participate immediately prior to the Termination Date provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive’s participation in such plan or program is legally or contractually barred, the Company shall arrange to provide Executive for a period of not less than the Severance Period (eighteen (18) months if the reason Executive’s participation is barred is that Executive is uninsurable) following Executive’s Termination Date, with benefits substantially similar to those which Executive would have been entitled to receive under such plans and programs or, if the Company is barred from doing so, it will pay to Executive in a lump sum an amount of cash equal on an after-tax basis to the cost to Executive of obtaining the benefits to be provided to Executive under this Section 8(c) (but which the Company is unable to provide or cause to be provided) for the period specified; provided, however, that any such lump sum amount shall not be paid to the Executive prior to the six-month anniversary of the Termination Date. The cost of such benefits shall be based on the cost to Executive of obtaining such benefits from one or more fiscally sound providers whose reputation and stature are substantially similar to the Company’s applicable benefit providers immediately prior to Executive’s Termination Date. At the end of the period of coverage, Executive shall have the option to have assigned to Executive at no cost to Executive and with no apportionment of prepaid premiums (but without the necessity of the incurrence by the Company of any additional out-of-pocket transfer cost which Executive declines to reimburse), any assignable insurance policy owned by the Company and relating specifically to Executive.

9.             LEGAL FEES, MITIGATION OF DAMAGES. The Company shall reimburse such costs, legal fees and expenses as may be reasonably incurred by Executive in contesting or disputing any such termination, or in seeking to obtain or enforce any right or benefit provided by this Agreement if Executive is successful in any material respect in connection with enforcing any of Executive’s rights or the Company’s obligations under this Agreement in such dispute. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

10.           SUCCESSORS; BINDING AGREEMENT.

(a)           The Company will require any successor (whether direct or indirect, by purchaser, merger, consolidation or otherwise) to the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement shall constitute a material breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if such succession had not occurred, except that for purposes of implementing the foregoing, the date of which any such succession becomes effective shall be deemed the Date of Termination, As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)           This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee of, if there be no such designee, to Executive’s estate.

11.           NOTICE. All notices and other communications to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail or by a recognized national courier service, postage or charges prepaid, (a) to the Company at 750 Lexington Avenue, New York, NY 10022, (b) to the Executive, at the address set forth on the last page of this Agreement, or (c) to such other replacement address as may be designated in writing by the addressee to the addressor.

12.           MISCELLANEOUS. To the extent that any applicable state or federal law, rule or regulation confers upon Executive any greater benefit or right than that set forth in this Agreement, such law, rule or regulation shall control in lieu of the provisions hereof relating to such benefit or right.

13.           VALIDITY; SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid or enforceable. It is acknowledged that any payment which may be made by the Company to Executive under this Agreement is in the nature of employment and/or severance and not a penalty payment. Should the obligation to make any payment hereunder be held to be void or voidable as a penalty by a final non-appealable judgment, this Agreement shall be deemed to provide an obligation on the part of the Executive to render such consulting services as the Company may reasonably request during the period of and in exchange for such payments as would otherwise have been made by the Company as severance benefits and the parties agree such payments shall constitute reasonable compensation for the value of Executive’s services during such period.

14.           CONFIDENTIALITY. During the term of his employment under this Agreement, and thereafter, the Executive will not use or disclose, furnish or make accessible to anyone any Confidential Information (as such term is hereinafter defined):

(a)           as used in this Agreement, the term “Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other knowledge, know-how, information, documents or materials, owned, developed or possessed by Company, whether in tangible or intangible form, pertaining to the business of the Company, the confidentiality of which the Company takes reasonable measures to protect, including, but not limited to, the Company’s research and development operations, products (including prices, costs, sales or content), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, data bases, computer programs, designs, models, operating procedures, knowledge of the organization, and other information owned, developed or possessed by the Company; provided, however, that Confidential Information shall not include information that is or shall become generally known to the public or the trade without violation of this Section 14.

(b)           Notwithstanding anything to the contrary contained in this Section 14, in the event that the Executive is required to disclose any Confidential Information by court order or decree or in compliance with the rules and regulations of a governmental agency or in compliance with law, the Executive will provide the Company with prompt notice of such required disclosure so that the Company may seek an appropriate protective order and/or waive the Executive’s compliance with the provisions of this Section 14. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is advised by his counsel that such disclosure is necessary to comply with such court order, decree, rule, regulation or law, he may disclose such information without liability hereunder.

15.           NONCOMPETITION.  During the Executive’s employment with the Company and during the one year period commencing on the Termination Date, the Executive shall not,

directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services, or otherwise, compete with the Company or any of its affiliates or subsidiaries in any business in which any of them is engaged while the Executive is employed with Company (such businesses are hereinafter referred to as the “Business”), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the Business.  During the one year period commencing on the Termination Date, the restrictions imposed by this Section 15 shall not apply to any business in which the Company or its affiliates and subsidiaries were not engaged at the time of termination of the Executive’s employment hereunder or to any geographic area in which the Company or its affiliates and subsidiaries were not engaged in the Business at the time of termination.

16.           NONSOLICITATION.

(a)           Nonsolicitation of Customers and Suppliers.  During the Executive’s employment with the Company and during the one year period commencing on the Termination Date, the Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or their affiliates to divert their business to any business, individual, partner, firm, corporation or other entity that is then a direct competitor of the Company or its subsidiaries or their affiliates (each such competitor, a “Competitor of the Company”); provided, however, that if the Executive is employed by customers or suppliers of the Company following his termination of employment and such employment does not violate Section 15 hereof, the normal execution of his duties in connection with such employment shall not constitute a violation of this Section 16.

(b)           Nonsolicitation of Employees.

(i)            The Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or their affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company and its subsidiaries or their affiliates.

(ii)           The Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing their business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries.

(iii)          The Executive agrees that during the Executive’s employment with the Company and during the two (2) year period commencing on the Termination Date he will not, directly or indirectly, solicit or recruit any employee of the Company or its subsidiaries or their affiliates for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company and its subsidiaries or their affiliates to any other person.

17.           INTELLECTUAL PROPERTY.

(a)           The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials.  The Executive shall further:  (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of the Executive’s inventorship.

(b)           If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive’s employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.

(c)           The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

18.           The Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder).  The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

19.           DEDUCTIONS AND WITHHOLDING. The Executive agrees that the Company and/or its subsidiaries or affiliated companies shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

20.           ENTIRE AGREEMENT; GOVERNING LAW; AMENDMENT; WAIVER. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof, including any prior severance benefit agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of laws principals thereof, and any applicable federal laws of the United States of America. No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Chief Executive Officer of the Company or such employee of the Company as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other part hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

21.           RELEASE OF CLAIMS.  Notwithstanding anything to the contrary in this Agreement, the Executive agrees, as a condition to receipt of the payments and benefits provided for upon termination of employment, other than payment of any Accrued Obligations, that he will execute and not revoke a release agreement, in a form acceptable to the Company, releasing any and all claims arising out of or relating to the Executive’s employment with the Company and the termination thereof (other than enforcement of this Agreement and the Executive’s rights under any of the Company’s incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement).

22.           BINDING EFFECT. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns; provided, however, that neither party shall have the right to assign, transfer or convey this Agreement.

23.           TITLES. Titles of the headings herein are used solely for convenience and shall not be used for interpretation or construing any work, section clause, paragraph, or provision of this Agreement.

24.           COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

25.           ENFORCEMENT. The provisions of this Agreement may be enforced by all legal and equitable remedies available to the parties including specific performance and injunction. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies available to it, including recovery of damages.

26.           CONSTRUCTION. Each of the parties has agreed to the use of the particular language of the provisions of this Agreement and all attached exhibits, and any questions of doubtful interpretation shall not be resolved solely by any rule or interpretation against the draftsman but rather in accordance with the fair meaning thereof.

***** SIGNATURES BEGIN ON FOLLOWING PAGE *****

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

SCIENTIFIC GAMES CORPORATION

By:
Its:

ATTEST:

By:
Its:

EXECUTIVE

Ira H. Raphaelson

10820 Tuckahoe Way, North Potomac, MD, 20878